Exhibit 99.1

For More Information, Contact:

William Evans	Ryan Hollenbeck
Chief Financial Officer	VP, Corporate Marketing/Investor Relations
Witness Systems	Witness Systems
770.754.1915	770.754.1962
bevans@witness.com	rhollenbeck@witness.com

Witness Systems Announces Pricing of Offering of
4.1 Million Primary Shares of Common Stock

ATLANTA (December 8, 2005)  –  Witness Systems (NASDAQ: WITS), a Delaware corporation, announced today that it has priced an offering of 4,100,000 shares of its common stock at $20.00 per share.  The offering is being made from a shelf registration statement that was declared effective August 11, 2004.  The company has granted the underwriters a 30-day option to purchase up to an additional 615,000 shares to cover over-allotments, if any.  Witness Systems expects the issuance and delivery of the shares to occur on December 14, 2005.

The book-running manager of the offering is Deutsche Bank Securities Inc.  The other lead-managers are SG Cowen & Co. and Thomas Weisel Partners LLC, and the co-managers are Raymond James and ThinkEquity Partners LLC.  Copies of the final prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, from the offices of any of the underwriters identified above, or from the SEC’s Web site at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Witness Systems

Witness Systems (NASDAQ: WITS) is a leading global provider of workforce optimization software and services.  The company’s Impact 360TM solution – which plays a strategic role in the customer interaction centers of Global 2000 and small- and medium-sized businesses worldwide – is deployed in contact centers, as well as IP Telephony and back office environments, and throughout the extended enterprise, including branch offices.  Witness Systems’ software is comprised of quality monitoring, high-volume compliance and IP telephony recording solutions, as well as workforce management, actionable learning and performance management.  The company’s solutions enable organizations to optimize their workforce, processes and technology throughout the enterprise.  For additional information about Witness Systems, visit www.witness.com.

Cautionary Note Regarding Forward Looking Statements:  Statements in this press release regarding expectations as to the completion, timing and size of any public offering are “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve a number of risks and uncertainties, including conditions in the financial markets and customary offering closing conditions.  Please see the filings made by Witness Systems with the Securities and Exchange Commission for other factors that may affect forward-looking information.

Impact 360 and Witness are trademarks of Witness Systems, Inc., protected by laws of the U.S. and other countries.

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